NEWS RELEASE

For Release:   For Immediate Release
Contact:   Ray Singleton  (303) 296-3076

Basic Earth Comments On Exchange Offer

Denver, Colorado, January 15, 2009 - Basic Earth Science Systems, Inc. (Basic) (OTC:BB BSIC) is aware that FieldPoint Petroleum Corporation (AMEX: FPP - FieldPoint) has announced that it will commence an exchange offer for a minimum of 51% and a maximum of 100% of the outstanding shares of the common stock of Basic Earth Science Systems, Inc.  The exchange ratio that FieldPoint has disclosed is one share of FieldPoint common stock for every two (2) shares of Basic common stock.  The possible exchange offer is subject to a number of conditions stated in FieldPoint's press release, which may or may not occur. Fieldpoint did not have any substantive communications with Basic Earth before issuing its press release. At this time, the Company has no further information about FieldPoint’s intentions.

"We were completely surprised by this unsolicited development,” commented Ray Singleton, President of Basic.  “We are puzzled that FieldPoint elected to take this approach, rather than a more friendly course of action.  We have contacted FieldPoint’s management, however at this time, we are not able to comment further on the proposed exchange offer.  Basic Earth’s board of directors will address this matter in the immediate future.”

Founded in 1969, Basic is an oil and gas exploration and production company with primary operations in select areas of the Williston basin, the Denver-Julesburg basin in Colorado, the southern portions of Texas, and along the on-shore portions of the Gulf Coast.  Basic is traded on the "over-the-counter – bulletin board" under the symbol BSIC.  Basic’s web site is at www.basicearth.net where additional information about the Company can be accessed.

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “should,” ”may,” “will,” “anticipate,” “estimate,” “intend” or “continue,” or comparable words or phrases.  In addition, all statements other than statements of historical facts that address activities that Basic intends, expects or anticipates will or may occur in the future are forward-looking statements.  Readers are encouraged to read the SEC reports of Basic, particularly the Company’s Quarterly Report on Form 10-Q for the quarters ended June 30, 2008, in addition to the Company’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2008, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.